Exhibit 10.49
AMENDMENT
TO EMPLOYMENT AGREEMENT
     AGREEMENT made the 18th of September 2007, by and between SOVEREIGN BANCORP, INC., a Pennsylvania corporation (“SBI”), and SALVATORE J. RINALDI, an individual (the “Officer”).
WITNESSETH:
     WHEREAS, the parties entered into an agreement dated August 7, 2007, relating, among other things, to the Officer’s employment by SBI (the “Employment Agreement”); and
     WHEREAS, the parties desire, to amend the Employment Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended, by executing this document (the “Amendment”), effective August 7, 2007.
     NOW, THEREFORE, the parties, intending to be legally bound hereby, further agree as follows, effective August 7, 2007:
     1. Section 3(b) of the Employment Agreement is amended and restated to read as follows—
     (b) The Officer’s employment under this Agreement may be terminated at any time during the Employment Period without Cause, by action of the Chief Executive Officer of the Bank, upon giving written notice of such termination to the Officer at least thirty (30) days prior to the date upon which such termination shall take effect. If the Officer’s employment is terminated under the provisions of this Section 3(b), then the Officer shall be entitled to receive the compensation and benefits set forth in Section 5. For purposes of this Section 3(b), (i) a material adverse change in the Officer’s duties or responsibilities following a Change in Control of Sovereign, or (ii) a violation by the Bank of the last sentence of Section 1 hereof shall be deemed to be a termination of the Officer’s employment without Cause. Upon the occurrence of any of the events listed in this Section 3(b), the Officer shall be permitted, within ninety (90) days of the occurrence of such event, to resign from employment by a notice in writing delivered to the Bank, whereupon he will become entitled to receive the compensation and benefits set forth in Section 5, provided, however, that the Bank shall be given thirty (30) days from the day it receives the notice of termination to remedy any such event. Notwithstanding the foregoing, any amounts payable upon a termination under this Section 3(b) shall be paid only if the Officer actually terminates employment within two (2) years following the initial existence of the events listed in this Section.
     2. Section 5(b) of the Amended Employment Agreement is amended and restated to read as follows—

     (b) All payments required by Section 5(a) shall be paid in a lump sum cash payment not later than the thirtieth (30th) day following the date of termination of employment.
     3. Section 5A(a)(ii) of the Amended Employment Agreement is amended to read as immediately set forth below—
     a reduction in the Officer’s base and/or annual target incentive compensation below a level that was in effect immediately prior to the public announcement;
     4. Section 5A(a)(v) of the Amended Employment Agreement is amended to read as immediately set forth below—
     (v) any material breach of this Agreement by the Officer’s employer at any relevant time, coupled with the failure to cure the same within thirty (30) days after receipt of written notice of such breach from the Officer; and
     5. Section 5A(a) of the Amended Employment Agreement is amended by adding a new subsection (vi) at the end thereof reading as immediately set forth below —
     (vi) any reduction in title or any material reduction in Officer’s responsibilities or authority as they exist immediately prior to the public announcement.
     6. Section 5A(b) of the Employment Agreement is amended and restated to read as follows—
     (b) Notice of Termination. Upon the occurrence of an event of Good Reason subject to Section 5A(a), the Officer may, within ninety (90) days of the occurrence of any such event, resign from employment by a notice in writing (“Notice of Termination”) delivered to Sovereign, whereupon he will become entitled to the payments and benefits described in Sections 5A(e) and 5A(f), provided, however, that Sovereign shall be given thirty (30) days from the date it receives the Notice of Termination to remedy such event. Notwithstanding the foregoing, any amounts payable upon a termination for Good Reason shall be paid only if the Officer actually terminates employment within two (2) years following the initial existence of the event constituting Good Reason. In the case of a termination described in Section 5A(a)(i), the Officer shall confirm his involuntary termination, in writing, within ninety (90) days of the date of such termination, and such confirmation will be deemed a Notice of Termination.
     7. Section 5A(e)(i) of the Employment Agreement is amended and restated to read as follows—
     (i) Basic Payments. The Officer will be paid an amount equal to three (3) times the sum of (A) the highest annualized base salary paid to him during the year of termination or the immediately preceding two (2) calendar years, and (B) the greater of (i) the target bonus in the year of termination or (ii) the highest bonus paid to him with respect to one of the three (3) calendar years immediately preceding the year of termination. Such amount will be paid to the Officer in a lump sum cash payment not later than the thirtieth (30th) day following the date of termination of employment. For purposes of this Paragraph (i), to the extent necessary, base salary and bonuses with any predecessor of Sovereign or an affiliate thereof shall be taken into account.
     8. Section 5A(e)(ii) of the Employment Agreement is amended and restated to read as follows—
     (ii) Health and Medical Benefits. For a period of three (3) years from the day of termination of employment, the Officer shall be provided, at no charge, with a continuation of health and medical benefits substantially similar to the most favorable of such benefits provided to him at his employer’s cost during the two year period immediately preceding such termination. To the extent such benefits cannot be provided under a plan because the Officer is no longer an employee of the employer, a lump sum payment in cash equal to the present value (determined based upon 120% of the then prevailing monthly short-term applicable federal rate), after tax cost (estimated in good faith by the Bank) of obtaining such benefits, or substantially similar benefits, shall be made to the Officer within fifteen (15) days of his termination of employment.
     9. Section 10 of the Employment Agreement is amended and restated to read as follows—
     10. All payments made to the Officer pursuant to this Employment Agreement or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder. Notwithstanding the preceding sentence, but only to the extent permitted under 12 U.S.C. §1828(k), in the event that the amounts and benefit payable under this Agreement, when added to other amounts and benefits which may become payable to the Officer by the Bank and relevant affiliates of the Bank, are such that the Officer becomes subject to the excise tax provisions of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Bank shall pay him such additional amount or amounts as will result in his retention (after the payment of all federal, state and local excise, employment and income taxes on the amount of such payments and the value of such benefits) of a net amount equal to the net amount he would have retained had the initially calculated payments and benefits been subject only to potential income and employment taxation. For purposes of the preceding sentence, the Officer shall be deemed to be subject to the highest marginal federal, relevant state and relevant local tax rates. All calculations required to be made under this section shall be made by independent accountants of the Bank’s choice, subject to the right of the Officer’s representative to review the same. All such amounts required to be paid shall be paid at the time any withholding may be required, but in no event later than the end of the Officer’s taxable year next following the Officer’s taxable year in which the Officer remits the related taxes. In the event any amount paid hereunder is subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this section are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.
     In the event the Bank’s regulator declines to permit the payment of the tax gross-up amounts described above, the payments and benefits provided to the Officer under this Agreement shall be limited to the amount permitted by Code Section 280G (or, if less, 12 U.S.C. §1828(k)).
     10. Section 20 of the Employment Agreement is deleted in its entirety.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment, or caused it to be executed, as of the date first above written.

	SOVEREIGN	BANCORP, INC.

By
Thomas J. McAuliffe, Director of Human
Resources

	Date:	September 18, 2007

/s/ Salvatore J. Rinaldi Salvatore J. Rinaldi
`	Date:	, 2007

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